EXHIBIT 23.1

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

Celebrity Entertainment, Inc.
Palm Beach, Florida


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 10, 1998, relating to the financial statements of Celebrity Entertainment, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997. Our report contains an explanatory paragraph regarding uncertainties related to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                                  /s/Holyfield Associates, PA
                                                  Holyfield Associates, PA
West Palm Beach, Florida
Oct. 8, 1998